Exhibit 99.1

Performant Financial Corporation Announces Financial Results for Third Quarter 2018

Livermore, Calif., November 9, 2018 - Performant Financial Corporation (Nasdaq: PFMT), (the "Company"), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its third quarter ended September 30, 2018:

Third Quarter Financial Highlights

•	Total revenues of $27.6 million, compared to revenues of $29.7 million in the prior year period, down 7.1%

•	Net loss of $7.6 million, or $(0.15) per diluted share, compared to a net loss of $7.9 million, or $(0.15) per diluted share, in the prior year period

•	Adjusted EBITDA of $(4.5) million, compared to adjusted EBITDA of $(0.7) million in the prior year period

•	Adjusted net loss of $7.1 million, or $(0.14) per diluted share, compared to an adjusted net loss of $6.4 million or $(0.13) per diluted share in the prior year period

Third Quarter 2018 Results

Student lending revenues in the third quarter were $11.9 million, a decrease of $7.9 million, or 39.9% from revenues of $19.8 million in the prior year period. Reduced revenues from Great Lakes Higher Education Guaranty Corporation accounted for 75% of this decrease year over year, with revenues of $3.6 million in the third quarter of 2018, compared to $10.0 million in the prior year period. All other Guaranty Agencies accounted for revenues of $8.3 million in the third quarter of 2018, compared to $9.8 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.8 billion, compared to $0.6 billion in the prior year period.

Healthcare revenues in the third quarter were $7.5 million, up 188.5% from revenues of $2.6 million in the prior year period. Combined Medicare MSP and audit recovery revenues were $4.2 million in the third quarter, an increase of $3.4 million from the prior year period. Commercial healthcare clients contributed revenues of $3.3 million, an increase of $1.5 million or 83.3% from the prior year period.

Other revenues in the third quarter were $8.2 million, up from $7.3 million in the prior year period.

Net loss for the third quarter of 2018 was $7.6 million, or $(0.15) per share on a fully diluted basis, compared to a net loss of $7.9 million or $(0.15) per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the third quarter of 2018 was $(4.5) million as compared to $(0.7) million in the prior year period. Adjusted net loss for the third quarter of 2018 was $7.1 million, resulting in $(0.14) per share on a fully diluted basis. This compares to adjusted net loss of $6.4 million or $(0.13) per fully diluted share in the prior year period.

As of September 30, 2018, the Company had cash, cash equivalents and restricted cash of approximately $7.4 million.

Business Outlook

“Our business has continued to trend in a positive direction, highlighted by our Healthcare revenue growth in the third quarter of nearly 200% compared to last year. We are happy to report that as of October we have implemented all of our large contracts which we anticipated during 2018. However, during the third quarter, we also experienced an outsized number of delays that can happen when working on large contracts which rely on external processes versus internal execution. Some examples of external delay factors are customers receiving approval from their serviced clients, businesses requiring internal buy in from all divisions, and payers wanting time to ramp up their internal staff to handle our claim volumes. We stated earlier in the year that we expected to make a large investment in ramping up these kinds of contracts. That investment is in excess of $9 million dollars during 2018. With the delays in Q3, we see revenues starting in earnest during Q4 and rolling into 2019. We anticipate these contracts to grow significantly into year 2, which is 2019, and mature into year 3 which will be 2020. In the immediate Q3, as a result of these external delays, revenue and EBITDA generation under these contracts was delayed, causing us to revise our full year revenue and adjusted EBITDA guidance for 2018. Excluding the impact from the CMS RAC contract reserve release, we now anticipate revenues to be between $120 and $130 million, and for adjusted EBITDA to be a loss of between $7.5 and $8.5 million. Including the reserve release, which positively impacts 2018 revenue and EBTIDA by $28.4 million and $19.4 million, respectively, our outlook for revenues is in the range of $148 million to $158 million and for adjusted EBITDA is in the range of $11 million to $12 million,” stated Lisa Im, CEO of Performant.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its third quarter results today at 11:00 a.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13681988. The telephonic replay will be available approximately three hours after the call, through November 16, 2018.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA and adjusted net income/(loss). These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income/(loss) to net income/(loss) determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income/(loss) in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income/(loss) provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income/(loss) has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the Premiere acquisition in September 2018, future business opportunities expected to result from the proposed Premiere acquisition, the expected financial impact of the acquisition on Performant’s financial results in 2018, and our outlook for revenues and adjusted EBITDA for Performant in 2018. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the following: that we are unable to achieve the expected benefits of the Premiere acquisition; that the contracts with our large clients may be changed or terminated unilaterally and on short notice; that our contracts with two of our historically largest customers, Great Lakes Higher Education and the U.S. Department of Education, have been terminated or substantially reduced in scope; that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client;  that we have significant indebtedness and may not be able to avoid a breach of the covenants and other provisions of our credit agreement which would cause us to be in default; that the Company faces significant competition in all of its markets; that we will incur significant costs to implement new contract awards and those costs will be incurred in advance of the recognition of any related revenues; that future legislative and regulatory changes may have significant effects on the Company's business; that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business; that the Company’s information security systems could be breached, resulting in unauthorized third parties obtaining access to confidential data that the Company possesses; and other risks and uncertainties identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarter ended March 31, 2018 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,654	$21,731
Restricted cash	1,788	1,788
Trade accounts receivable, net of allowance for doubtful accounts of $25 and $35, respectively	14,647	12,494
Prepaid expenses and other current assets	3,357	12,678
Income tax receivable	6,356	6,839
Total current assets	31,802	55,530
Property, equipment, and leasehold improvements, net	23,122	20,944
Identifiable intangible assets, net	4,306	4,864
Goodwill	81,572	81,572
Deferred income taxes	542	468
Other assets	1,024	1,058
Total assets	$142,368	$164,436
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable, net of unamortized debt issuance costs of $157 and $171, respectively	$2,593	$2,029
Accrued salaries and benefits	7,262	4,569
Accounts payable	2,153	1,518
Other current liabilities	3,806	3,347
Deferred revenue	1,440	—
Estimated liability for appeals	302	18,817
Net payable to client	—	12,800
Total current liabilities	17,556	43,080
Notes payable, net of current portion and unamortized debt issuance costs of $2,296 and $3,245, respectively	37,854	38,555
Deferred income taxes	204	—
Earnout payable	1,876	—
Other liabilities	2,936	2,476
Total liabilities	60,426	84,111
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at September 30, 2018 and December 31, 2017; issued and outstanding 52,976 and 51,085 shares at September 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	76,821	72,459
Retained earnings	5,116	7,861
Total stockholders’ equity	81,942	80,325
Total liabilities and stockholders’ equity	$142,368	$164,436

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$27,581	$29,744	$115,938	$98,760
Operating expenses:
Salaries and benefits	24,276	20,494	68,362	61,640
Other operating expenses	10,505	13,496	45,924	43,019
Total operating expenses	34,781	33,990	114,286	104,659
(Loss) income from operations	(7,200)	(4,246)	1,652	(5,899)
Interest expense	(1,123)	(2,459)	(3,534)	(5,683)
Interest income	6	—	19	—
Loss before (benefit from) provision for income taxes	(8,317)	(6,705)	(1,863)	(11,582)
(Benefit from) provision for income taxes	(708)	1,146	882	1,668
Net loss	$(7,609)	$(7,851)	$(2,745)	$(13,250)
Net loss per share
Basic	$(0.15)	$(0.15)	$(0.05)	$(0.26)
Diluted	$(0.15)	$(0.15)	$(0.05)	$(0.26)
Weighted average shares
Basic	52,281	50,852	51,752	50,581
Diluted	52,281	50,852	51,752	50,581

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
Cash flows from operating activities:	2018	2017
Net loss	$(2,745)	$(13,250)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss on disposal of assets	44	67
Impairment of goodwill and intangible assets	—	1,081
Release of net payable to client related to contract termination	(9,860)	—
Release of estimated liability for appeals due to termination of contract	(18,531)	—
Derecognition of subcontractor receivable for appeals due to termination of contract	5,535	—
Derecognition of subcontractor receivable for overturned claims	1,536	—
Provision for doubtful accounts for subcontractor receivable	1,868	—
Depreciation and amortization	7,601	8,381
Deferred income taxes	130	667
Stock-based compensation	2,403	3,027
Interest expense from debt issuance costs	963	989
Write-off unamortized debt issuance costs	—	1,049
Interest expense paid in kind	—	331
Changes in operating assets and liabilities:
Trade accounts receivable	(463)	(1,006)
Prepaid expenses and other current assets	958	(1,536)
Income tax receivable	483	573
Other assets	68	17
Accrued salaries and benefits	1,723	1,325
Accounts payable	306	424
Deferred revenue and other current liabilities	713	(547)
Estimated liability for appeals	16	(160)
Net payable to client	(2,940)	(405)
Other liabilities	326	(257)
Net cash (used in) provided by operating activities	(9,866)	770
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(6,319)	(5,408)
Premiere Credit of North America, LLC. working capital cash acquired	1,669	—
Net cash used in investing activities	(4,650)	(5,408)
Cash flows from financing activities:
Repayment of notes payable	(1,100)	(55,513)
Debt issuance costs paid	—	(858)
Taxes paid related to net share settlement of stock awards	(647)	(382)
Proceeds from exercise of stock options	186	90
Borrowings from notes payable	—	44,000
Net cash used in financing activities	(1,561)	(12,663)
Effect of foreign currency exchange rate changes on cash	—	(4)
Net decrease in cash, cash equivalents and restricted cash	(16,077)	(17,305)
Cash, cash equivalents and restricted cash at beginning of period	23,519	40,484
Cash, cash equivalents and restricted cash at end of period	$7,442	$23,179
Non-cash financing activities:
Recognition of warrant issued in debt financing	$—	$3,302
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$98	$540
Cash paid for interest	$1,748	$2,835
Reconciliation of the Consolidated Statements of Cash Flows to the Consolidated Balance Sheets:
Cash and cash equivalents	$5,654	$23,179
Restricted cash	1,788	—
Total cash, cash equivalents and restricted cash at end of the period	$7,442	$23,179

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted Earnings Per Diluted Share:
Net loss	$(7,609)	$(7,851)	$(2,745)	$(13,250)
Plus: Adjustment items per reconciliation of adjusted net income	520	1,449	(11,195)	4,448
Adjusted net loss	(7,089)	(6,402)	(13,940)	(8,802)
Adjusted Earnings Per Diluted Share	$(0.14)	$(0.13)	$(0.27)	$(0.17)
Diluted avg shares outstanding	52,281	50,852	51,752	50,581

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net loss	$(7,609)	$(7,851)	$(2,745)	$(13,250)
(Benefit from) provision for income taxes	(708)	1,146	882	1,668
Interest expense (1)	1,123	2,459	3,534	5,683
Interest income	(6)	—	(19)	—
Transaction expenses (7)	—	132	—	576
Depreciation and amortization	2,489	2,713	7,601	8,381
Impairment of goodwill and customer relationship (6)	—	—	—	1,081
CMS Region A contract termination (5)	(599)	—	(19,415)	—
Stock-based compensation	814	737	2,403	3,027
Adjusted EBITDA	$(4,496)	$(664)	$(7,759)	$7,166

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted Net Loss:
Net loss	$(7,609)	$(7,851)	$(2,745)	$(13,250)
Transaction expenses (7)	—	132	—	576
Stock-based compensation	814	737	2,403	3,027
Amortization of intangibles (2)	203	203	608	691
Impairment of goodwill and customer relationship (6)	—	—	—	1,081
Deferred financing amortization costs (3)	299	1,343	963	2,039
CMS Region A contract termination (5)	(599)	—	(19,415)	—
Tax adjustments (4)	(197)	(966)	4,246	(2,966)
Adjusted Net Loss	$(7,089)	$(6,402)	$(13,940)	$(8,802)

(1)	Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.

(2)
Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3)	Represents amortization of capitalized financing costs related to our Credit Agreement for 2018, and amortization of capitalized financing costs related to our Prior Credit Agreement for 2017.

(4)	Represents tax adjustments assuming a marginal tax rate of 40% for 2017 and 27.5% for 2018.

(5)
Represents the net impact of the termination of our 2009 CMS Region A contract during the first quarter and third quarter of 2018, comprised of release of $28.4 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.

(6)	Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary.

(7)	Represents costs and expenses related to the refinancing of our indebtedness.

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2018:

	Nine Months Ended	Three Months Ended	Year Ended
	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2018
	Actual	Estimate	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$(2,745)	$ (2,218) to (5,910)	$(12,729)	$ (4,963) to (8,655)
Provision for (benefit from) income taxes	882	(782) to (182)	(1,325)	100 to 700
Interest expense (1)	3,534	766 to 1,366	6,972	4,300 to 4,900
Interest income	(19)	(3) to (11)	(4)	(22) to (30)
Transaction expenses (7)	—	—	576	—
Depreciation and amortization	7,601	2,399 to 3,399	10,888	10,000 to 11,000
Impairment of goodwill and customer relationship (6)	—	—	1,081	—
CMS Region A contract termination (5)	(19,415)	—	—	(19,415)
Stock-based compensation	2,403	97 to 597	3,740	2,500 to 3,000
Adjusted EBITDA	$(7,759)	$ 259 to (741)	$9,199	$ (7,500) to (8,500)

(1) Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.
(5) Represents the net impact of the termination of our 2009 CMS Region A contract during the first quarter and third quarter of 2018, comprised of release of $28.4 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.
(6) Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary.
(7) Represents costs and expenses related to the refinancing of our indebtedness.